The information in this preliminary prospectus supplement is not complete and may be changed. The prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and they are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
File No. 333-128528
SUBJECT TO COMPLETION, DATED DECEMBER 1, 2005
PROSPECTUS SUPPLEMENT
(To Prospectus dated October 6, 2005)
6,000,000 Shares
Common Stock
We are selling 6,000,000 shares of our common stock. Our common stock is listed on the Nasdaq National Market under the symbol “OXGN.” On November 30, 2005, the last reported sale price of our common stock was $4.76 per share.
Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to OXiGENE	$	$
The underwriters may also purchase up to 900,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments.
The underwriters expect to deliver the shares in New York, New York on                     , 2005.

SG Cowen & Co.	Lazard Capital Markets
                        , 2005

      This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission. Under the shelf registration process, we may offer from time to time shares of our common stock and other securities up to an aggregate amount of $75,000,000, of which this offering is a part. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates, and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” before investing in shares of our common stock.
      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in, or incorporated by reference to, this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

PROSPECTUS SUPPLEMENT SUMMARY
      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors beginning on page S-8 of this prospectus supplement and continuing on page 6 of the accompanying prospectus, and the consolidated financial statements and related notes included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.
Our Company
Overview
      We are a biopharmaceutical company developing novel small-molecule therapeutics to treat cancer and certain eye diseases. Our focus is the development and commercialization of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. Currently, we have four therapeutic product candidates in various stages of clinical and preclinical development. Our lead clinical compound is Combretastatin A4P, or CA4P, which is in multiple ongoing clinical trials in various oncology and ophthalmic indications, including three Phase II clinical trials.
Our Development Programs and Product Candidates
      Our primary drug development programs are based on a series of natural products called Combretastatins, which were originally isolated from the African bush willow tree (combretum caffrum) by researchers at Arizona State University, or ASU. ASU has granted us an exclusive, worldwide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Through in vitro and in vivo testing, we and others have established that certain Combretastatins selectively disrupt the function of newly formed abnormal blood vessels associated with solid cancers and have a similar effect on abnormal blood vessels associated with certain diseases of the eye. We have developed two distinct technologies that are based on Combretastatins. We refer to the first technology as vascular disrupting agents, or VDAs. We are currently developing VDAs for indications in both oncology and ophthalmology. We refer to the second technology as ortho-quinone prodrugs, or OQPs. We are currently developing OQPs for indications in oncology.

Vascular Disrupting Agents, or VDAs
      Our vascular disrupting agents are novel, small molecule therapeutic candidates that are designed to disrupt the function of abnormal blood vessels associated with tumor growth and survival, as well as the underlying pathology of other disease processes, such as certain ophthalmologic diseases. We are developing our lead compound, CA4P, to selectively change the shape of endothelial cells that line abnormal, newly formed blood vessels. In the case of cancer, this change in cell shape, from flat to round, blocks the blood flow through the vessel to the tumor, causing tumor cell death by depriving the tumor of the oxygen and nutrients it needs to survive. In ophthalmology settings, VDAs are believed to attack the network of abnormally formed existing and emerging blood vessels which have infiltrated the back of the eye, and which may leak and cause some visual impairment. Our vascular disrupting agents are designed to selectively target and disrupt abnormal blood vessels and appear to cause extensive destruction of central regions of tumors — areas that are believed to contain cells resistant to most conventional therapies, such as chemotherapy, radiotherapy and antibody and protein-based therapeutics. Because of these characteristics, the compounds are presently the focus of intense cancer research by us and others, particularly in combination treatments with existing cancer therapeutics. We are also developing VDAs for use in the treatment of certain ophthalmologic diseases.

      VDAs are distinguishable from anti-angiogenesis agents, which attempt to prevent the formation of new tumor blood vessels, in that VDAs directly target the blood vessels that have already formed within tumors. It is known that anti-angiogenesis products may prevent the continued growth of tumors, but may not necessarily result in the death of existing cancer cells. In contrast, it has been shown preclinically that VDAs rapidly reduce blood flow within a tumor, thereby causing rapid and extensive tumor cell death. Moreover, because they affect the regions of the tumor believed to be resistant to many other cancer treatments, VDAs may have the potential to enhance the effectiveness of currently available cancer therapies, including chemotherapy, radiotherapy and anti-angiogenic therapy.
      A growing abundance of preclinical data has indicated that the pairing of a VDA compound with an anti-angiogenic agent could be a potentially potent therapeutic combination in oncology.

CA4P
      Our most clinically advanced VDA is CA4P, which we and our clinical investigators are currently evaluating in multiple ongoing clinical trials in both oncology and ophthalmology, both as a single-agent and in combination with other therapies, including chemotherapy, radiotherapy and antibody therapy. CA4P is an inactive synthetic derivative of the natural product CA4, that becomes activated following entry into the blood stream, and is being developed to then target and damage newly formed, abnormal blood vessels. Preclinical studies directed at understanding how CA4P works have shown that it can have dramatic effects on the shape and structural integrity of newly formed vascular endothelial cells, which are the flat and elongated cells that form the walls of blood vessels. Preclinical studies have indicated that CA4P works via two potentially synergistic processes that target endothelial cells of new, abnormal blood vessels. As these endothelial cells grow and divide, new blood vessels are formed.
      In vitro studies have indicated that CA4P acts on a protein called tubulin inside the newly formed and growing endothelial cells. By binding to the tubulin, CA4P is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, initiating a series of events leading to physical blockage of the blood vessels. Preclinical research has also shown that CA4P disrupts the molecular engagement of Vascular Endothelial-cadherin, or VE-cadherin, a junction protein important for endothelial cell survival and function. This effect only occurs in endothelial cells which lack contact with smooth muscle cells, a known feature of abnormal vasculature associated with tumors and other disease processes and leads to endothelial cell detachment which, in turn, can lead to permanent physical blockage of vessels. These two complementary mechanisms can block the flow of blood to a tumor and deprive it of oxygen and nutrients essential to its survival.
      Normal healthy tissues in the body have few actively growing endothelial cells. These normal, blood vessel endothelial cells have matured, and do not depend solely on tubulin for maintenance of their cell shape, and thus are not thought to be affected by CA4P.

Oncology
      In oncology applications, we and our clinical investigators are developing CA4P to target newly formed abnormal blood vessels that penetrate and provide nutritive support to the inner areas of the tumor, regions that are widely believed to contain tumor cells resistant to conventional cancer therapies such as chemotherapy and radiation as well as antibody and protein-based therapeutics. The resulting shutdown in blood flow then deprives tumor cells of oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is extensive tumor cell death, as demonstrated in animal studies.
      In the field of oncology, CA4P has completed six clinical trials in advanced solid tumor cancers. In the clinical trials we have completed, we have dosed more than 170 patients using CA4P both as a monotherapy and in combination trials. We believe the safety profile to be tolerable and manageable.

      CA4P is being studied in six ongoing clinical trials in oncology as outlined below:

•	A Phase II clinical trial in patients with advanced, inoperable, platinum-resistant ovarian cancer in combination with carboplatin and paclitaxel;

•	A Phase I/II clinical trial in patients with advanced non-small cell lung, head & neck or prostate cancers in combination with radiotherapy;

•	A Phase I clinical trial in patients with advanced and recurring cervical cancer in combination with cisplatin;

•	A Phase I/II clinical trial in patients with advanced colorectal cancer in combination with the anti-CEA monoclonal antibody A5B7;

•	A Phase II clinical trial in patients with anaplastic thyroid cancer as a monotherapy; and

•	A Phase I/II clinical trial in patients with newly diagnosed anaplastic thyroid cancer in combination with doxorubicin, cisplatin and radiotherapy.

Ophthalmology
      Based on what we believe to be promising early-stage clinical results and our current understanding of the safety profile of CA4P gleaned from our ongoing oncology studies, we have broadened our clinical development efforts of CA4P into the field of ophthalmology. In ophthalmology settings, VDAs are believed to attack the network of abnormally formed existing and emerging blood vessels which have infiltrated the back of the eye, and which may leak and cause severe visual impairment. In November 2004, we initiated a Phase II clinical study of CA4P in a condition known as myopic macular degeneration, or MMD, under an Investigational New Drug application, or IND, which we submitted to the United States Food and Drug Administration, or FDA. We are currently enrolling patients in this trial and expect patient accrual to be completed in the first half of 2006.
      MMD is a progressive eye disease that can lead to legal blindness characterized by blurring of the central vision and distortion of certain shapes and images, which cannot be corrected by prescription or contact lenses. The disease initially begins with the progressive elongation of the eye; it is not known whether the degenerative changes are the result of this elongation or other hereditary factors. Visual loss may be severe, and may occur due to the degenerative changes or the occurrence of abnormal new vessels growing up through defects in the abnormal retina. The abnormal blood vessels grow from the choroid and infiltrate the retina, causing hemorrhaging and scarring, often resulting in central visual loss. Once this process, known as choroidal neovascularization, occurs and active blood vessel leakage in the eye is present, the disease is then considered myopic macular degeneration.
      Additionally, we are pursuing the introduction of local formulations of CA4P and other non-systemic methods of administering the compound for wet age-related macular degeneration and possibly other ophthalmic indications. We expect to complete these preclinical experiments by the end of 2005 and to advance into a preclinical toxicity program to enable the filing of an IND in 2007.
      In addition to CA4P, we have been developing two other compounds that exhibit VDA-like characteristics, OXi6197 and OXi8007. Researchers at Baylor University designed and synthesized both compounds, and we have been granted exclusive rights to these compounds.

Ortho-Quinone Prodrugs, or OQPs
      OQPs exhibit not only the vascular disrupting properties characteristic of our lead candidate CA4P, but may also kill tumor cells directly. Preclinical research with OXi4503, our first OQP candidate, has shown that it not only may shut down blood flow, but may then be metabolized into a compound which kills the remaining tumor cells at the periphery of the tumor. In December 2004, the Medicines and Healthcare Products Regulatory Agency, or MHRA, the government agency that regulates medicines and medical devices in the United Kingdom, accepted an application from our collaborator, Cancer Research UK, to initiate a Phase I clinical trial of OXi4503 in patients with advanced cancer. This clinical trial is currently ongoing.
Recent Developments
     Vascular Disrupting Agents in Combination Therapy with Anti-Angiogenic Agents
      On November 16, 2005, we reported that one of our investigators presented preclinical data that indicated that the combination of CA4P or OXi4503 with the anti-angiogenic drug, Avastin® (Bevacizumab) indicated biological and anti-tumor activity. Based on this data, both CA4P and OXi4503 appear to improve the effectiveness of Avastin. Tumor response was measured by tumor growth delay in a human renal cell carcinoma model (Caki-1). The results showed that treatment with Avastin, CA4P or OXi4503 resulted in significant tumor growth delays, and that both CA4P and OXi4503 were effective at causing extensive vasculature damage and tumor cell death in the central regions of solid tumors. The data also indicated that OXi4503 was effective at reducing the peripheral rim of tumor cells, which can lead to tumor regrowth.
     Initiation of a Phase II Clinical Trial in Platinum-Resistant Ovarian Cancer
      On September 21, 2005, we announced the initiation of a Phase II clinical trial evaluating CA4P in triple combination therapy with carboplatin and paclitaxel — a widely used chemotherapeutic regimen — for the treatment of relapsed, advanced platinum-resistant ovarian cancer. In November 2005, we announced that interim Phase Ib trial data from this trial was presented at a joint meeting of the American Association for Cancer Research, the National Cancer Institute and the European Organization for the Research and Treatment of Cancer. This trial is evaluating the use of CA4P in combination therapy with carboplatin or paclitaxel or both drugs combined for the treatment of advanced cancers. The principal investigator in his presentation noted a 67% response rate to the combination treatment among a sub-population of evaluable patients with advanced, inoperable ovarian cancer (10 out of 15 evaluable patients) who were treated with a combination of CA4P and chemotherapy, all of whom had failed previous, alternate cancer treatments. Tumor response was measured according to response evaluation criteria in solid tumors, or RECIST, or a cancer antigen 125 blood test, or CA125. Additionally, four ovarian cancer patients had disease stabilization during treatment, and partial responses were seen in patients with esophageal cancer and small cell lung cancer.
     Additional Mechanism of Action Identified for CA4P
      In October 2005, we announced the publication of the results of new research that elucidates another molecular pathway through which CA4P appears to selectively regress the abnormal new vasculature associated with disease pathologies such as cancer and macular degeneration. The research was published in the Journal of Clinical Investigation in November 2005. The authors concluded that CA4P selectively targets endothelial cells but not smooth muscle cells, which surround most blood vessels, and induces regression of unstable, newly formed vessels by disruption of VE-cadherin signaling. VE-cadherin is a protein found at the junctions of overlapping regions of endothelial cells and plays a key role in many aspects of vascular function, including endothelial cell survival, cell migration, cell proliferation and assembly into vessel-like structures.
     Positive Interim Update to a Phase Ib Trial Evaluating CA4P in Combination with Radiotherapy
      On October 5, 2005, the investigators in a Phase Ib trial evaluating CA4P in combination with radiotherapy provided an interim update on the trial. In a subset consisting of six patients with advanced, inoperable, non-small cell lung cancer, patients who received radiotherapy and weekly CA4P for three weeks demonstrated a statistically significant and sustained 40% reduction in tumor blood volume at the completion of the three-week treatment period. Furthermore, those patients who received weekly CA4P for three weeks, as compared to those patients who received a single dose of CA4P, showed a trend to increase the median survival to 11.6 months versus 6.8 months, respectively. Non-small cell lung cancer is a rapidly progressing disease with a median survival of four to seven months in patients with stage IIIb/ IV lung cancer.

     Addition to the Board of Directors
      In August 2005, we announced the addition of Dr. Richard Chin to our Board of Directors. Dr. Chin, who currently serves as Senior Vice President and Head of Global Development for Elan Corporation, plc, brings extensive pharmaceutical and drug commercialization expertise to OXiGENE. Dr. Chin holds a Medical Degree from Harvard Medical School. He received a Masters and Bachelor of Arts degree in Law with honors from Oxford University, England under a Rhodes Scholarship. He graduated with a Bachelor of Arts in Biology, magna cum laude, from Harvard University. Dr. Chin is a Diplomate, American Board of Internal Medicine and is licensed to practice medicine in California. He was previously on the adjunct clinical faculty at Stanford Medical School.
Risks Affecting Us
      Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus supplement summary. We have not received regulatory approval for any of our products and have not successfully launched, or earned commercial revenues from, any of our products. If we do not successfully commercialize our products, we will be unable to achieve our business objectives. In addition, the reported results of our early-stage clinical trials may not be indicative of results achieved in later-stage, larger clinical trials. Preliminary preclinical and clinical trial results presented in this prospectus supplement are subject to further review and auditing by us. As of September 30, 2005, we had an accumulated deficit of approximately $98.6 million. We expect to continue to incur significant losses over the next several years, and we may never become profitable.
Corporate
      We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Waltham, Massachusetts headquarters. We conduct substantial scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third party, specialty organizations.
      We are a Delaware corporation. Our principal executive offices are located at 230 Third Avenue, Waltham, Massachusetts 02451. Our telephone number is 781-547-5900 and our web site address is www.oxigene.com. We also have an office in the United Kingdom at Magdalen Centre, Robert Robinson Avenue, The Oxford Science Park, Oxford, OX4 4GA. Our intent is to house a small number of clinical support personnel in this office to provide assistance for our ongoing international clinical trials.
      We make available free of charge through the Investor Center section of our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the Securities and Exchange Commission, or SEC. We include our web site address in this prospectus supplement as an inactive textual reference only. The information found on or accessible through our web site is not a part of this prospectus supplement.

The Offering

Common Stock offered by us	6,000,000 shares

Common Stock to be outstanding after the offering	26,562,498 shares

Use of proceeds	For funding of our internal research and development programs, preclinical studies and clinical trials with respect to our VDAs and OQPs, the development of new product candidates and for general corporate purposes. See “Use of Proceeds” on page S-17.

Nasdaq National Market symbol	OXGN
      The number of shares of our common stock to be outstanding immediately after this offering is based on 20,562,498 shares of our common stock outstanding as of September 30, 2005, and excludes:

•	1,640,593 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2005 at a weighted average exercise price of $6.34 per share;

•	150,000 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2005 at a weighted average exercise price of $12.00 per share; and

•	1,963,250 shares of common stock reserved for future awards under our 2005 Stock Plan as of September 30, 2005.
      Unless otherwise stated, all information contained in this prospectus supplement and the accompanying prospectus assumes that the underwriters do not exercise their over-allotment option.

Summary Consolidated Financial Data
(in thousands, except per share data)
      The following tables set forth our summary consolidated financial data. This data has been derived from our audited consolidated financial statements for the fiscal years presented below, and our unaudited consolidated financial statements for the nine-month periods ended September 30, 2004 and 2005, all of which are incorporated by reference into this prospectus supplement. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the period ended September 30, 2005 and our consolidated financial statements and the related notes in our Form 10-K for the year ended December 31, 2004, which are incorporated by reference into this prospectus supplement. The results of operations for interim periods are not necessarily indicative of operating results for the full year. The summary pro forma consolidated balance sheet data as of September 30, 2005 gives effect to the sale of 6,000,000 shares of common stock offered by us in this offering at an assumed public offering price of $4.76 per share, after deducting underwriting discounts and commissions and our estimated offering costs.

						Nine Months Ended
	Fiscal Years Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

						(unaudited)
Consolidated Statement of Operations Data:
License revenue	$1,695	$8,953	$—	$30	$7	$7	$—
Operating costs and expenses:
Costs related to licensing revenue	1,162	1,508	—	—	—	—	—
Research and development	8,280	6,430	5,201	4,036	5,947	4,660	5,060
General and administrative	3,160	5,447	7,438	5,282	4,540	3,541	4,285

Total operating costs and expenses	12,602	13,385	12,639	9,318	10,487	8,201	9,345

Operating loss	(10,907)	(4,432)	(12,639)	(9,288)	(10,480)	(8,194)	(9,345)
Investment income	1,922	907	335	321	470	421	810
Interest expense	(102)	(61)	(53)	(36)	—	—	—
Other income (expense), net	—	(553)	1,344	635	(14)	(2)	5

Net loss	$(9,087)	$(4,139)	$(11,013)	$(8,368)	$(10,024)	$(7,775)	$(8,530)

Basic and diluted net loss per common share	$(0.81)	$(0.37)	$(0.88)	$(0.63)	$(0.61)	$(0.47)	$(0.44)
Weighted average number of common shares outstanding	11,181	11,282	12,514	13,184	16,560	16,524	19,233

	As of September 30, 2005

	Actual	Pro Forma

	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$36,839	$63,325
Working capital	33,355	59,841
Total assets	38,339	64,825
Total liabilities	3,833	3,833
Accumulated deficit	(98,576)	(98,576)
Total stockholders’ equity	$34,506	$60,992

RISK FACTORS
      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock may decline, and you may lose some or all of your investment.
Risks Related to Our Business

We have a history of losses and we anticipate that we will continue to incur losses in the future.
      We have experienced net losses every year since our inception and, as of September 30, 2005, had an accumulated deficit of approximately $98.6 million. We anticipate incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials with respect to our VDA and OQP technologies, and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any products and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.

Our products have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.
      Our products are in an early stage of development. In order to achieve profitable operations, we, alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later stage studies or clinical trials. Although we have obtained some favorable results to date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. We will only receive regulatory approval to commercialize a product candidate if we can demonstrate to the satisfaction of the FDA and/or applicable foreign regulatory authorities that the product candidate is safe and effective and otherwise meets the appropriate standards required for approval for a particular indication. Compounds that act on the vascular system may carry an inherent risk of increased blood pressure in patients taking those compounds. We have observed transient increases in blood pressure during certain preclinical and clinical tests involving the administration of CA4P comparable to those observed with agents such as Avastin. If we are unable to demonstrate to the satisfaction of necessary regulatory authorities that our VDAs do not have unacceptably adverse effects on blood pressure, then our VDA product candidates may receive only limited regulatory approval or may not receive such approval at all. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts or those of our collaborative partners may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.

We depend, and likely will continue to depend, on third parties for clinical development and marketing of our products.
      We have limited internal resources with respect to drug development, the regulatory approval process, manufacturing and marketing of products. Accordingly, we have depended, and in the future are likely to continue to depend, on others for assistance in many areas, including research, conducting preclinical testing and clinical trials, the regulatory approval process, manufacturing and marketing. Funding requirements, competitive factors or prioritization of other opportunities may lead us to seek additional arrangements with third parties. While we are likely to continue to explore other licensing and development opportunities for our technologies with other companies, we may not succeed in establishing new collaborative agreements or licensing arrangements. Further, strategic collaborations involving our product candidates pose the following risks to us:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not pursue further development and commercialization of our product candidates or may elect not to continue or renew research and development programs based on preclinical or clinical trial results, changes in their strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates or future products if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive;

•	a collaborator with marketing and distribution rights to one or more products may not commit enough resources to their marketing and distribution;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•	disputes may arise between us and the collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development of the applicable product candidates.

If third parties on which we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates.
      We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our product candidates. We depend on independent clinical investigators and, in some cases, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials and we do not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

We have licensed in rights to CA4P, OXi4503 and other programs from third parties. If our license agreements terminate, we may lose the licensed rights to our product candidates, including CA4P and OXi4503, and we may not be able to continue to develop them or, if they are approved, market or commercialize them.
      We depend on license agreements with third parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in patent rights from ASU and the Bristol-Myers Squibb Company for CA4P and from Baylor University for OXi4503. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose our rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU and the Bristol-Myers Squibb Company, and Baylor University, we could lose our rights under these agreements. Any such disputes may or may not be resolveable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.
      If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us might after termination be used to stop us from conducting these activities.

We depend, and likely will continue to depend, on third parties for the manufacturing of our products.
      We rely on outside manufacturers for our drug substance and other active ingredients that meet appropriate standards for use in clinical studies of our products. Such third parties may not be able to produce our drug substance or drug product to appropriate standards for use in clinical trials or perform under any definitive manufacturing agreements with us. If we do not maintain important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us and, there could be a substantial delay before new facilities could be qualified and registered with the FDA and foreign regulatory authorities.
      The FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.

We will be required to raise additional funds to finance our operations; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.
      Our operations to date have consumed substantial amounts of cash. Negative cash flow from our operations is expected to continue over at least the next several years. We do not currently have any commitments to raise additional capital by selling equity, issuing debt or entering into any collaboration that would provide material funding. Our actual capital requirements will depend on numerous factors, including: the progress of and results of our preclinical testing and clinical trials of our product candidates under development, including CA4P and OXi4503; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by us of third party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.
      Under our current operating plan and capital budget, and based on our current cost expectations and levels of operations, we believe our current cash, cash equivalents and marketable securities as of September 30, 2005 together with the anticipated proceeds of this offering should be sufficient to fund operations through at least the end of fiscal 2007, including substantial advancement of currently ongoing clinical trials towards FDA approval of CA4P and OXi4503, our lead clinical-stage compounds. We cannot predict with any certainty the success of any clinical trials, whether or not FDA approval will ultimately be obtained, and if obtained, whether such approval will be conditioned or take longer than expected. Due to the numerous risks and uncertainties of the drug development and FDA approval process, we cannot guarantee that our current cash, cash equivalents and capital will be sufficient to fund operations for the full time period described above. If our existing funds are not sufficient, we would be required to seek additional funding and/or take other measures to reduce expenses.
      In addition, we will likely have to raise substantial additional funds: (1) if FDA approval is obtained with respect to our CA4P and OXi4503 compounds, to bring such compounds to market, including arranging for or developing manufacturing capabilities and completing marketing and other commercialization activities related to CA4P and OXi4503; (2) to complete the development of any additional products other than the development and FDA approval process related to CA4P and OXi4503; and (3) to bring any other potential product to market. The issuance of additional equity securities by us, if required to support these or any other purposes, would result in dilution to our existing stockholders. Additional financing may not be available on acceptable terms when needed, if at all. If adequate funds are not available on acceptable terms when needed, we would be required to delay, scale back or eliminate one or more of our product development programs or seek to obtain funds through arrangements with collaborative partners or others, which arrangements may include a requirement that we relinquish rights to certain of our technologies or products or rights related to our technologies or products that we would not otherwise relinquish. Our failure to obtain funding when and in the amounts needed and/or our acceptance of funding on terms that are not favorable to us or less favorable to us than we would ordinarily desire, would have a material adverse effect on our financial position and results of operations.

We are subject to extensive government regulation, including the requirement of approval before any of our product candidates can be marketed, which may result in uncertainties and delays in the progress of our product candidates through the clinical trial process.
      We, our collaborative partners, and our product candidates are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Both before and after regulatory approval is obtained, we, our collaborative partners, and our product candidates are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution, and export. Our product candidates cannot be marketed in the United States without FDA approval or in any other country without the approval of the corresponding regulatory authority. To date we have not received approval from the FDA or any corresponding foreign authority for any product candidate. Clinical trials and the regulatory process generally take many years and require the expenditure of substantial effort and financial resources and there can be no assurance that any approval will be granted in a timely manner or at all. In addition, delays or rejections may be encountered during the period of product development, clinical trials and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. Even after such time and expenditures, regulatory approval may not be obtained for any potential products developed by us, and a potential product, if approved in one country, may not be approved in other countries. If the FDA or a corresponding foreign authority does not approve our product candidates in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected. We or FDA may terminate human clinical trials at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.
      Moreover, if regulatory approval of a product candidate is granted, such approval may be subject to significant limitations on the indicated uses for which that product may be marketed and/or significant post approval obligations. Even after approval, discovery of previously unknown problems with a product, manufacturer or facility, such as previously undiscovered side effects, may result in restrictions on any product, manufacturer or facility, including, among other things, a possible withdrawal of approval of the product. The FDA’s requirements may change and additional government regulations may be promulgated that could affect us and our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or in other countries. There can be no assurance that we will not be required to incur significant costs to comply with such laws or regulations in the future or that such laws or regulations will not have a material adverse effect upon our business.
      Failure to comply with the applicable regulatory requirements can, among other things, result in warning letters, fines and other civil penalties, unanticipated expenditures, delays in approving or refusal to approve a product candidate; suspensions of regulatory approvals, product recall or seizure, operating restrictions, interruption of clinical trials or manufacturing; injunctions and criminal prosecution which will have a material adverse effect on our business, financial condition and results of operations.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.
      Upon the marketing approval of any one or more of our products, if at all, sales of our products will depend significantly on the extent to which reimbursement for our products and related treatments will be available from government health programs, private health insurers and other third party payers. Third party payers and governmental health programs are increasingly attempting to limit and/or regulate the price of medical products and services. The Medicare Prescription Drug Improvement and Modernization Act, as well as other changes in governmental or in private third-party payers’ reimbursement policies may reduce or eliminate any currently expected reimbursement. Decreases in third-party reimbursement for our products could reduce physician usage of the product and have a material adverse effect on our product sales, results of operations and financial condition.

Our industry is highly competitive, and our products may become technologically obsolete.
      We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of at least one other company that currently has a clinical-stage VDA for use in an oncology indication. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by us, or that would render our technology and products less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.
      To date, our principal product candidates have been based on certain previously known compounds. We anticipate that the products we develop in the future may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds we may discover. Although we expect to seek patent protection for any compounds we discover and/or for any specific uses we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our efforts, although those processes, as such, may not be patentable.
      Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of September 30, 2005, we were the sole assignee or co-assignee of 11 granted United States patents, 17 pending United States patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents was performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.
      We require employees, Scientific Advisory Board members and the institutions that perform our preclinical and clinical tests to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

We depend heavily on our executive officers, directors, and principal consultants, and the loss of their services would materially harm our business.
      We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others, particularly Joel-Tomas Citron, our Chairman of the Board, Dr. David Chaplin, our Chief Scientific Officer, and Frederick Driscoll, our President and Chief Executive Officer. The loss of the services of any of these individuals could have a material adverse effect on us. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties.

Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover any claims.
      The use of our product candidates in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such product candidates cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on the financial condition and prospects of our company. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.
Risks Related to This Offering and Our Common Stock

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
      We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.
      Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $4.76 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.50 per share in the net tangible book value of the common stock. See “Dilution” at page S-19 for a more detailed discussion of the dilution you will incur in this offering.

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.
      The market price of the common stock has been, and likely will continue to be, highly volatile. Factors, including our or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your initial investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market.

Our Restated Certificate of Incorporation, our shareholders rights agreement and Delaware law could defer a change of our management which could discourage or delay offers to acquire us.
      Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE. Further, the rights issued under the shareholders rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology.
      Forward-looking statements include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs;

•	the further preclinical or clinical development and commercialization of our product candidates;

•	the potential benefits of our product candidates over other therapies;

•	the timing, costs and other limitations involved in obtaining regulatory approval for any product;

•	our ability to enter into any collaboration with respect to product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to retain the services of our current executive officers, directors and principal consultants;

•	our use of proceeds from this offering;

•	our estimates of future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.
      These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page S-8 of this prospectus supplement and elsewhere in this prospectus supplement, that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus.
      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statement to actual results or if new information becomes available.

USE OF PROCEEDS
      We estimate that the net proceeds we will receive from this offering will be approximately $26,486,000, after deducting the underwriting discounts and commissions and estimated offering expenses.
      We intend to use the net proceeds from this offering to continue funding of our internal research and development programs, preclinical studies and clinical trials with respect to our VDAs and OQPs, the development of new technologies and general corporate purposes. We may also use a portion of the proceeds for the acquisition or licensing of businesses, products and technologies that we believe are complimentary to our products and technologies, although no portion of the proceeds has been specifically allocated for any specific acquisition or licensing.
      We will require substantial additional funds to complete development of any product candidates. We expect that our existing resources, together with the expected net proceeds from this offering, will be sufficient to fund our operations through at least the end of fiscal 2007. Our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.
DIVIDEND POLICY
      We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION
      The following table shows our cash, cash equivalents and available-for-sale securities and capitalization as of September 30, 2005:

•	on an actual basis; and

•	on a pro forma basis to give effect to 6,000,000 shares of our common stock in this offering at an assumed public offering price of $4.76, after deducting estimated underwriting discounts and commissions and our estimated offering costs.
      You should read this table with the financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2005

	Actual	Pro Forma

	(unaudited)
	(in thousands)
Cash, cash equivalents and available-for-sale securities	$36,839	$63,325

Stockholders’ equity:
Common Stock, $.01 par value, 100,000,000 shares authorized; 20,562,498 shares issued and outstanding actual and 100,000,000 shares authorized; 26,562,498 shares issued and outstanding pro forma	$206	$266
Additional paid-in capital	135,470	161,896
Accumulated deficit	(98,576)	(98,576)
Accumulated other comprehensive loss	(131)	(131)
Notes receivable	(184)	(184)
Deferred compensation	(2,279)	(2,279)
Total stockholders’ equity	34,506	60,992

Total capitalization	$34,506	$60,992

      The number of shares of our common stock as reflected in the actual and pro forma columns above is based on 20,562,498 shares of our common stock outstanding as of September 30, 2005, and excludes:

•	1,640,593 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2005 at a weighted average exercise price of $6.34 per share;

•	150,000 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2005 at a weighted average exercise price of $12.00 per share; and

•	1,963,250 shares of common stock reserved for future awards under our 2005 Stock Plan as of September 30, 2005.
      Unless otherwise stated, all information contained in this prospectus supplement and the accompanying prospectus assumes that the underwriters do not exercise their over-allotment option.

DILUTION
      If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.
      Our net tangible book value at September 30, 2005, was approximately $33,608,000, or $1.63 per share, based on 20,562,498 shares of our common stock outstanding. After giving effect to the sale of 6,000,000 shares of common stock by us at an assumed public offering price of $4.76 per share, less the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value at September 30, 2005, would have been approximately $60,094,000 or $2.26 per share. This represents an immediate increase in the net tangible book value of $0.63 per share to existing stockholders and an immediate dilution of $2.50 per share to investors in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$4.76
Net tangible book value per share as of September 30, 2005	$1.63
Increase in net tangible book value per share after the offering	0.63
Net tangible book value per share after this offering		2.26
Dilution per share to new investors		$2.50

      If the underwriters exercise their over-allotment option to purchase additional shares in this offering, our adjusted pro forma net tangible book value at September 30, 2005 would have been $64,099,000, or $2.33 per share, representing an immediate increase in pro forma net tangible book value of $0.70 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $2.43 per share to new investors purchasing shares in this offering.

MANAGEMENT
      The ages of our executive officers and directors set forth below are as of September 30, 2005.
      Our directors are as follows:

Messrs. Citron and Driscoll are currently employed by us.
JOEL-TOMAS CITRON

Age:	43

Director Since:	2000; Chairman of the Board since December 2001

Principal Occupation:	Mr. Citron is President and Chief Executive Officer of Jovian Holdings Inc.

Business Experience:	Mr. Citron has served as President and Chief Executive Officer of Jovian Holdings Inc. since 2002. Mr. Citron has served as the Chairman of Provide Commerce, Inc., a San Diego-based company, since 2001. From 1998 to 2001 he was Vice Chairman, President and Chief Executive Officer of Miami-based MasTec, Inc. Mr. Citron served as Chairman of the Board and President of Proventus Inc., and was a Senior Executive of Proventus AB, a large international investment company based in Stockholm, Sweden, from 1992 to 1998.
FREDERICK W. DRISCOLL

Age:	55

Director Since:	2002

Principal Occupation:	Mr. Driscoll has served as our President and Chief Executive Officer since June 11, 2002. Prior to that, Mr. Driscoll served as President of Finance and Operations since 2000.

Business Experience:	Prior to joining us, from 1996 to 2000, Mr. Driscoll worked at Collagenesis Corporation, most recently as Senior Vice President of Finance and Operations. From 1974 to April 1996, he served in various senior management positions at Instrumentation Laboratory.

Other Directorships:	Neurofibromatosis, Inc. (private)
RICHARD CHIN, M.D.

Age:	39

Director Since:	2005

Principal Occupation:	Dr. Richard Chin, M.D. has served as Senior Vice President and Head of Global Development for Elan Corporation, plc since May 2005 and served as Senior Vice President and Head of Global Medical Affairs of Elan from June 2004 until May 2005. As Senior Vice President and Head of Global Development for Elan Corporation, Dr. Chin has worldwide responsibility for Clinical Development, Regulatory, QA/ Compliance, Safety and Medical Affairs.

Business Experience:	Prior to June 2004, Dr. Chin served in various clinical and scientific roles of increasing responsibility for Genentech, Inc. between March 1999 and June 2004, and ultimately served as the company’s Group Director and Head of Clinical Research, Biotherapeutics Group. While at Genentech, Dr. Chin championed the Phase I through Phase IV clinical research trials for more than 20 products and 40 indications. He contributed to several projects including Genentech’s anti-VEGF antibody, Lucentis, and served as a Project Team Leader, Avastintm Non-Oncology Team. Dr. Chin began his career in pharmaceuticals in July 1997 at Proctor and Gamble Pharmaceuticals where he served as Associate Medical Director. Dr. Chin holds a Medical Degree from Harvard Medical School. He received a Masters degree and Bachelor of Arts degree in Law with honors from Oxford University, England under a Rhodes Scholarship. He graduated with a Bachelor of Arts in Biology, magna cum laude, from Harvard University. Dr. Chin is a Diplomate, American Board of Internal Medicine and is licensed to practice medicine in California.

Other Directorships:	Dr. Chin currently serves on the Scientific Advisory Board of Genmedica, located in Barcelona, Spain.
ARTHUR B. LAFFER, PH.D.

Age:	65

Director Since:	1998

Principal Occupation:	Dr. Laffer has been the Chairman and Chief Executive Officer of Laffer Associates, an economic research and financial consulting firm since 1979. Dr. Laffer is also a co-founder, Chairman and Chief Executive Officer of Laffer Advisers, Inc., a broker dealer since 1981, and a co-founder, Chairman and Chief Executive Officer of Laffer Investments, an institutional money management firm since 1999.

Business Experience:	From 1981 to 1989, Dr. Laffer was a member of President Ronald Reagan’s Economic Policy Advisory Board. Dr. Laffer was a member of the Policy Committee and the Board of Directors of the American Council for Capital Formation in Washington, D.C. He was a Distinguished University Professor at Pepperdine University, and a member of Pepperdine’s Board of Directors. From 1976 to 1984, Dr. Laffer was the Charles B. Thornton Professor of Business Economics at the University of Southern California. From 1970 to 1976, Dr. Laffer was an Associate Professor of Business Economics at the University of Chicago. From 1972 to 1977, Dr. Laffer was a consultant to the Secretaries of Treasury and Defense. From October 1970 to July 1972, Dr. Laffer was the First Chief Economist at the Office of Management and Budget under George Shultz, while on leave of absence from the University of Chicago.

Other Directorships:	Dr. Laffer serves on the board of directors or board of advisors of numerous public and private companies, including Veolia Environment (public), Provide Commerce, Inc. (public), MPS Group, Inc.

(public), William Lyon Homes (public) and Nicholas Applegate Growth Equity Fund (public 40 Act company).

PER-OLOF SÖDERBERG

Age:	50

Director Since:	1997

Principal Occupation:	Mr. Söderberg is Chairman and co-owner of Söderberg & Partners, a financial services company specializing in pension money consulting and insurance brokerage in the Scandinavian market.

Business Experience:	Mr. Söderberg holds a Masters degree from Stockholm’s School of Economics and an MBA from INSEAD, France. Mr. Söderberg has twenty-five years’ business experience as a board member of several companies and as an investor, but also with wholesale and trading companies located in Scandinavia.

Prior to founding Söderberg & Partners in 2004, Mr. Söderberg was President of Dahl International for fifteen years, a company which has grown from a local wholesaler to the leading wholesaler in its area with over 250 affiliates in Denmark, Norway, Poland, Sweden, Estonia and Finland.

Other Directorships:	RATOS, a private equity company publicly listed in Stockholm; Dahl International, a leading building material wholesaler; and a board member of the Stockholm School of Economics.
WILLIAM N. SHIEBLER

Age:	63

Director Since:	2002

Principal Occupation:	Mr. Shiebler is Vice Chairman of Deutsche Asset Management and Chairman of Scudder Investments.

Business Experience:	Prior to joining Deutsche Bank, Mr. Shiebler was the President and CEO of Putnam Mutual Funds. In 1999 Mr. Shiebler retired from Putnam Investments until March 2002 when he assumed his responsibilities at Deutsche Bank.

Other Directorships:	Mr. Shiebler is a Director of Attensity Corp. Mr. Shiebler is a Trustee of various Scudder Mutual Funds. Mr. Shiebler is also a Trustee or Director of a number of corporate and community organizations, including the U.S. Ski Team, Kean University and the Oquirrh Institute.
J. RICHARD ZECHER, PH.D.

Age:	64

Principal Occupation:	Mr. Zecher is a founder of Investor Analytics, an Internet based risk management system that supports portfolio managers, and the Head of the Investor Analytics Institute, the research arm of Investor Analytics.

Business Experience:	Prior to founding Investor Analytics, Mr. Zecher was President and CEO of UBS Asset Management, Inc., and of its predecessor,

Chase Investors Management Corporation. From 1986 to 1990, Mr. Zecher held the positions of Treasurer and Global Risk Manager at the Chase Manhattan Bank, and from 1981 to 1986 he was the Chief Economist at Chase. He served as a Public Director on the Chicago Board Options Exchange from 1979 through 1997, and was Chairman of its Audit Committee from 1988 through 1997.

Other Directorships:	Mr. Zecher is the Chairman of the Board of Queensboro Management, Limited and a board member of Investor Analytics LLC and Sutton Asset Management LLC.

      Our executive officers are as follows:
      See above for biographical information pertaining to Joel-Tomas Citron, our Chairman, and Frederick W. Driscoll, our President and Chief Executive Officer.
      David (Dai) Chaplin, Ph.D., 49, was appointed Chief Scientific Officer and Head of Research and Development in July 2000. From 1999 to 2000, Dr. Chaplin served as Vice President of Oncology at Aventis Pharma in Paris. Prior to the merger of Rhone Poulenc Rorer (“RPR”) with Hoechst Marion Roussell, Dr. Chaplin was Senior Director of Oncology at RPR from 1998 to 1999. From 1992 to 1998, Dr. Chaplin headed up the Cancer Research Campaign’s (“CRC”) Tumor Microcirculation Group, based at the Gray Laboratory Cancer Research Trust, Mount Vernon Hospital, London. During this time, he was also a member of the CRC Phase I/ II clinical trials committee. Dr. Chaplin also served as Section Head of Cancer Biology at Xenova in the U.K. from 1990 to 1992, and held a senior staff appointment at the British Columbia Cancer Research Centre from 1982 to 1990.
      Scott Young, 43, was appointed Chief Operating Officer in March 2004. Mr. Young served as OXiGENE’s vice president of clinical and regulatory affairs from January 2002 until March 2004. In addition, since 1999 Mr. Young has served as OXiGENE’s designated regulatory representative to the U.S. Food and Drug Administration and international pharmaceutical regulatory bodies. Prior to joining OXiGENE in 1997, Mr. Young was the principal project manager and regulatory representative for a partnership between Genzyme Corp. and Diacrin, Inc. in the development of xenotransplantation therapy to treat Parkinson’s disease. Mr. Young also has served in several roles at RepliGen Corp. and as a process development scientist at Genetics Institute, now part of Wyeth-Ayerst. Mr. Young holds a Bachelor of Science degree in biochemistry from the University of Massachusetts at Amherst and a master’s degree in public health from Harvard University.
      James B. Murphy, 49, was appointed Chief Financial Officer in March 2004. From 2001 until May 2003, Mr. Murphy was vice president of finance for Whatman Inc., of Marlborough, Massachusetts, a subsidiary of U.K.-based Whatman plc (LSE: WHM), a publicly traded manufacturer of filtration and separation products for the pharmaceutical industry. From 1994 through 2001, Mr. Murphy worked at HemaSure (NASDAQ: HMSR), a spin-off of Sepracor, Inc., serving as the company’s senior vice president of finance and administration, and later as senior vice president and chief financial officer. From 1990 to 1994, he was corporate controller at Sepracor (NASDAQ: SEPR), a diversified pharmaceutical, medical device and biotechnology products company based in Marlborough, Massachusetts. Mr. Murphy holds a B.A. in economics and accounting from the College of the Holy Cross and is registered as a Certified Public Accountant.

UNDERWRITING
      We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the number of shares of our common stock set forth opposite their names on the table below at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement as follows:

Name	Number of Shares

SG Cowen & Co., LLC
Lazard Capital Markets LLC

Total	6,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby on a firm commitment basis may be terminated in the event of a material adverse change in economic, political or financial conditions. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of common stock being offered by us if any shares are purchased.
      The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $           per share. Securities dealers may reallow a concession not in excess of $           per share to other dealers. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.
      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 900,000 additional shares of common stock at the public offering price set forth on the cover page of the prospectus supplement less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common stock offered hereby. If the over-allotment option is exercised in full, the underwriters will purchase additional shares of common stock from us in approximately the same proportion as shown in the table above.
      The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us.

Total

		Without	With
	Per Share	Over-Allotment	Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
      We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $218,000.
      We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.
      We, our directors and executive officers holding, in the aggregate, approximately 1.45 million shares, have agreed with the underwriters that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock. In addition, so long as the transferee agrees to be bound by the terms of the lock-up agreement, a director or executive officer may transfer his, her or its securities by gift, for estate planning purposes and in other similar circumstances. SG Cowen & Co. may, in its sole discretion, on behalf of the underwriters, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement.
      The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be commenced and discontinued at any time.
      Lazard Capital Markets LLC provides financial advisory services to us from time to time in the ordinary course of its business and has acted as our placement agent in an earlier transaction.

LEGAL MATTERS
      The validity of the shares of common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., of Boston, Massachusetts. Certain legal matters in connection with the common stock offered in this prospectus supplement will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.
EXPERTS
      The consolidated financial statements of OXiGENE, Inc. appearing in OXiGENE, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 and OXiGENE, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 4, 2005 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on October 26, 2005 (File No. 000-21990);

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 (File No. 0-21990) pursuant to Section 12(g) of the Securities Exchange Act of 1934, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, and any amendment or report filed with the SEC for purposes of updating such description; and

•	The description of the Rights under the Stockholder Rights Agreement (which are currently transferred with the Registrant’s common stock) contained in the Registrant’s Registration Statement on Form 8-A12G (File No. 000-21990) filed under the Exchange Act with the Commission on March 30, 2005, including any amendment or report filed for the purpose of updating such description.
      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting OXiGENE, Inc., 230 Third Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (781) 547-5900.

PROSPECTUS
OXiGENE, INC.
$75,000,000
COMMON STOCK
DEBT SECURITIES
WARRANTS
        We may from time to time issue up to $75,000,000 aggregate principal amount of common stock, debt securities and/or warrants. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.
       Investing in our securities involves risks. See “Risk Factors” on page 6.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
The date of this prospectus is October 6, 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.
OUR BUSINESS
      The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risk. Accordingly, please carefully consider the information provided under the heading “Risk Factors” on page 6.
Overview
      We are a biopharmaceutical company developing novel small-molecule therapeutics to treat cancer and certain eye diseases. Our focus is the development and commercialization of drug candidates that selectively disrupt newly formed abnormal blood vessels associated with solid tumor progression and visual impairment. Currently, we have four therapeutic product candidates in various stages of clinical and preclinical development. Our lead clinical compound is CA4P, which is in multiple ongoing clinical trials in various oncology and ophthalmic indications.
Our Development Programs and Product Candidates
      Our primary drug development programs are based on a series of natural products called Combretastatins, which were originally isolated from the African bush willow tree (combretum caffrum) by researchers at Arizona State University, or ASU. ASU has granted us an exclusive, worldwide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Through in vitro and in vivo testing, it has been established that certain Combretastatins selectively disrupt the function of newly formed abnormal blood vessels associated with solid cancers and have a similar effect on newly formed abnormal blood vessels associated with certain diseases of the eye. We have developed two distinct technologies that are based on Combretastatins. We refer to the first technology as vascular disrupting agents, or VDAs. We are currently developing VDAs for indications in both oncology and ophthalmology. We refer to the second technology as ortho-quinone prodrugs, or OQPs. We are currently developing OQPs for indications in oncology.

Vascular Disrupting Agents, or VDAs.
      Our most advanced VDA is CA4P, which is currently in multiple ongoing clinical trials in both oncology and ophthalmology, both as a single-agent and in combination with other therapies. CA4P is an inactive synthetic derivative of the natural product CA4, that becomes activated following entry into the blood stream, and then targets and damages newly formed abnormal blood vessels. Preclinical studies directed at understanding how CA4P works show that it can have dramatic effects on the shape and structural integrity of newly formed vascular endothelial cells, which are the flat and elongated cells that form the walls of blood vessels. As these endothelial cells grow and divide, new blood vessels are formed. In vitro studies have demonstrated that CA4P acts on a protein called tubulin inside the newly formed and growing endothelial cells. By binding to the tubulin, CA4P is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, resulting in physical blockage of the blood vessels. Normal healthy tissues in the body have few actively growing endothelial cells. These normal blood vessel endothelial cells have matured, and do not depend solely on tubulin for maintenance of their cell shape, and thus are not affected by CA4P.

      In oncology applications, CA4P targets newly formed abnormal blood vessels in the inner areas of the tumor that are believed to contain tumor cells resistant to conventional cancer therapies, such as chemotherapy and radiation, as well as antibody and protein-based therapeutics. The resulting shutdown in blood flow then deprives tumor cells of oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is extensive tumor cell death, as demonstrated in animal studies.
      VDAs are distinguishable from anti-angiogenesis agents, which attempt to prevent the formation of new tumor blood vessels, in that VDAs directly target the blood vessels that have already formed within tumors. We believe that anti-angiogenesis products, if successful, may prevent the continued growth of tumors but may not directly result in the death of existing cancer cells. In contrast, our preclinical studies have demonstrated that VDAs rapidly shut down blood flow within the tumor, thereby causing rapid and extensive tumor cell death. Moreover, because they affect the regions of the tumor believed to be resistant to many other treatments, they may have the potential to enhance the effectiveness of currently available conventional cancer therapies as well as anti-angiogenesis agents.
      In the field of oncology, CA4P has completed four Phase I clinical trials in advanced solid tumor cancers in over 100 patients in the United States and the United Kingdom. Currently, CA4P is being studied in eight clinical trials in oncology as outlined below:

•	A Phase II clinical trial in patients with advanced, platinum-resistant ovarian cancer in combination with chemotherapeutic agents carboplatin and paclitaxel;

•	A Phase I/ II clinical trial in patients with advanced solid tumor cancers in combination with either of the chemotherapeutic agents carboplatin or paclitaxel;

•	A Phase II clinical trial in patients with imageable solid tumors, such as those with breast, lung or ovarian cancers, in triple combination with both carboplatin and paclitaxel therapies;

•	A Phase I/ II clinical trial in patients with advanced non-small cell lung, head & neck or prostate cancers in combination with radiotherapy;

•	A Phase I clinical trial in patients with advanced and recurring cervical cancer in combination with cisplatin;

•	A Phase I/ II clinical trial in patients with advanced colorectal cancer in combination with the anti-CEA monoclonal antibody A5B7;

•	A Phase II clinical trial in patients with anaplastic thyroid cancer as a monotherapy; and

•	A Phase I/ II clinical trial in patients with newly diagnosed anaplastic thyroid cancer in combination with doxorubicin, cisplatin and radiotherapy.
      Based on promising clinical results and our current understanding of the safety profile of CA4P gleaned from our ongoing oncology studies, we have also broadened our clinical development efforts of CA4P into the field of ophthalmology. In ophthalmology settings, VDAs attack the network of abnormally formed existing and emerging blood vessels which have infiltrated the back of the eye and which may leak and cause severe visual impairment. CA4P was evaluated in a Phase I/ II clinical trial in wet age-related macular degeneration at Johns Hopkins University. In June 2005, the Company announced the completion of this trial, as well its strategic decision to evaluate two very promising methods of local, ocular delivery of CA4P in the treatment of wAMD. OXiGENE believes that local administration will be the optimal delivery method for the treatment of wAMD with its VDAs. In addition, in November 2004, we initiated a Phase II clinical study of CA4P in a condition known as myopic macular degeneration, or MMD, under an Investigational New Drug application, which we submitted to the United States Food and Drug Administration, or FDA.
      MMD is a progressive eye disease that can lead to legal blindness characterized by blurring of the central vision and distortion of certain shapes and images, which cannot be corrected by prescription or contact lenses. The disease initially begins with the progressive elongation of the eye; it is not known whether the degenerative changes are the result of this elongation or other hereditary factors. Visual loss may be severe, and may occur due to the degenerative changes or the occurrence of abnormal new vessels growing up through defects in the abnormal retina. The newly formed abnormal blood vessels grow from the choroid and infiltrate the retina, causing hemorrhaging and scarring, often resulting in central visual loss. Once this process, known as choroidal neovascularization, occurs and active blood vessel leakage in the eye is present, the disease is then considered myopic macular degeneration. We are pursuing the introduction of local formulations of CA4P and other non-systemic methods of administering the compound for certain ophthalmic indications.
      In addition to CA4P, we have been developing two other compounds that exhibit VDA-like characteristics, OXi6197 and OXi8007. Researchers at Baylor University designed and synthesized both compounds, and we have been granted exclusive rights to these compounds. OXi6197 is undergoing preclinical evaluation as an anticancer agent. OXi8007 has shown promising early results as a next generation VDA and is currently undergoing various preclinical studies with a focus on applications in ophthalmology.

Ortho-Quinone Prodrugs, or OQPs.
      OQPs exhibit not only the vascular disrupting properties characteristic of our lead vascular targeting agent CA4P, but may also kill tumor cells directly. Preclinical research with OXi4503, our first OQP candidate, suggests that it not only shuts down blood flow, but can then be metabolized into a compound which kills the remaining tumor cells at the periphery of the tumor. In December 2004, the United Kingdom regulatory authorities accepted an application from our collaborators, Cancer Research UK, to initiate a Phase I clinical trial of OXi4503 in patients with advanced cancer.
Corporate
      We are committed to a disciplined financial strategy and as such maintain a limited employee and facilities base, with development, scientific, finance and administrative functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Waltham, Massachusetts headquarters. We conduct substantial scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third party, specialty organizations.
      We are a Delaware corporation. Our principal executive offices are located at 230 Third Avenue, Waltham, Massachusetts 02451. Our telephone number is 781-547-5900 and our web site address is www.oxigene.com. We make available free of charge through the Investors section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We include our web site address in this prospectus as an inactive textual reference only. The information found on our web site is not a part of this prospectus.

RISK FACTORS
      Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See “Special Note Regarding Forward-Looking Statements.”
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”
      Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to retain key employees of ours; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing systems; our ability to protect our proprietary technologies; patent-infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally. Please also see the discussion of risks and uncertainties under “Risk Factors” in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004.
      In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Company or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
USE OF PROCEEDS
      Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

      We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.
      We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.
THE SECURITIES WE MAY OFFER
      The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
      We may sell from time to time, in one or more offerings:

•	common stock;

•	debt securities; and/or

•	warrants to purchase any of the securities listed above.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
DESCRIPTION OF COMMON STOCK
      The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws.
      Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.01 per share.
Common Stock
      We are authorized to issue 100,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. Holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock.
Listing
      Our common stock is listed on the Nasdaq National Market under the symbol “OXGN.”
Transfer Agent and Registrar
      American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Delaware Law, Certain Charter and By-Law Provisions and Stockholder Rights Agreement
      The provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE.
      Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation’s voting stock.
      Special Meetings of Stockholders. Special meetings of the stockholders may be called by the chairman of our board of directors, the president, or the entire board of directors pursuant to a resolution adopted by a majority of directors present at a meeting at which a quorum is present. The president or Secretary shall also call special meetings upon the written request of not less than 10% in interest of the stockholders entitled to vote at the meeting.
      Stockholder Rights Agreement. On March 24, 2005 our Board of Directors declared a dividend of one common stock purchase right for each outstanding share of our voting common stock, $0.01 par value per share, to stockholders of record at the close of business on April 4, 2005. Each right entitles the registered holder to purchase from us one share of common stock, at a purchase price of $50.00 in cash, subject to adjustment. The description and terms of the rights are set forth in a Stockholder Rights Agreement between us and American Stock Transfer & Trust Company, as Rights Agent.
      Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate certificates for rights will be distributed. The rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.
      Until the distribution date (or earlier redemption or expiration of the rights), (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the record date will contain a notation incorporating the Stockholder Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.
DESCRIPTION OF DEBT SECURITIES
      The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

      We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
      The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
      We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
      We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.
Consolidation, Merger or Sale
      The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.
Events of Default Under the Indenture
      The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
      If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
      The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.
      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
      A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.
      These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.
      We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
      We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.
      In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.
Discharge
      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
      In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange, and Transfer
      We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.
      If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.
Information Concerning the Debenture Trustee
      The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
      We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

      All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
      The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.
DESCRIPTION OF WARRANTS
      The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.
General
      We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.
      We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $75,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
      We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
      Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants
      Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Waltham, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
      Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.
      Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Enforceability of Rights by Holders of Warrants
      Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.
LEGAL OWNERSHIP OF SECURITIES
      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders
      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.
Special Considerations for Indirect Holders
      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security Will be Terminated
      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
PLAN OF DISTRIBUTION
      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.
      We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
      Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
      Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)
      We have not recorded earnings for any year in the five-year period ended December 31, 2004 or for the six-month period ended June 30, 2005. Accordingly, our earnings were insufficient to cover fixed charges in such periods and we are unable to disclose a ratio of earnings to fixed charges. The following table sets forth, for each of the periods presented, the dollar amount of the deficiency of earnings available to cover fixed charges. For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent an estimate of the interest expense within rental expense.

	December 31,	December 31,	December 31,	December 31,	December 31,	Six Months Ended
	2000	2001	2002	2003	2004	June 30, 2005

Deficiency of earnings available to cover fixed charges	$(9,087)	$(4,139)	$(11,013)	$(8,368)	$(10,024)	$(5,086)
LEGAL MATTERS
      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering, and members of that firm, their families and trusts for their benefit own an aggregate of approximately 373 shares of our common stock.
EXPERTS
      The consolidated financial statements of OXiGENE, Inc. appearing in OXiGENE, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 and OXiGENE, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at www.oxigene.com. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.
      This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 15, 2005 (File No. 000-21990);

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 29, 2005 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on April 29, 2005 (File No. 000-21990);

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on June 7, 2005 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on July 29, 2005 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on March 7, 2005 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on March 30, 2005 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on July 11, 2005 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on August 25, 2005 (File No. 000-21990);

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 (File No. 0-21990) pursuant to Section 12(g) of the Securities Exchange Act of 1934, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, and any amendment or report filed with the SEC for purposes of updating such description; and

•	The description of the Rights under the Stockholder Rights Agreement (which are currently transferred with the Registrant’s common stock) contained in the Registrant’s Registration Statement on Form 8-A12G (File No. 000-21990) filed under the Exchange Act with the Commission on March 30, 2005, including any amendment or report filed for the purpose of updating such description.
      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting OXiGENE, Inc., 230 Third Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (781) 547-5900.

6,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

SG Cowen & Co.
Lazard Capital Markets
                         , 2005